Exhibit 99.1

Elevate Credit Announces Departure of Robert Johnson From Board of Directors

FORT WORTH, Texas—(BUSINESS WIRE)— Elevate Credit, Inc. (“Elevate”), a leading tech-enabled provider of innovative and responsible online credit solutions for non-prime consumers, today announced that one of its founding Board members, Robert Johnson, will step down at the end of his term, effective as of Elevate’s 2021 Annual Stockholders Meeting. Mr. Johnson plans to scale back his time commitments outside of RLJ Companies, the asset management firm he founded in 2002.

“We would like to thank Bob for his countless contributions to Elevate over the last nine years,” said Elevate President and CEO Jason Harvison. “Bob brought incredible energy and insight to our company and has undoubtedly helped drive our growth and passion to provide financial solutions to underserved Americans.”

Mr. Johnson joined Elevate’s Board of Directors in 2012 and has served as a member of the Nominating and Corporate Governance Committees.

Mr. Johnson is the founder and Chairman of The RLJ Companies, an innovative business network that owns or holds interests in a diverse portfolio of companies in the consumer financial services, private equity, real estate, hospitality, film production, gaming and automobile dealership industries. Prior to forming The RLJ Companies, in 1980 Mr. Johnson founded Black Entertainment Television (BET) where he served as chief executive officer. In 2001, BET was acquired by Viacom Inc. and Mr. Johnson continued to serve as chief executive officer until 2006. Mr. Johnson was named by USA Today as one of the “25 most influential business leaders of the past 25 years.”

“I am incredibly proud to have been involved with Elevate’s mission driven work,” said Johnson. “Building brighter futures for credit constrained Americans, especially in communities of color, is crucial and I look forward to watching Elevate continue to create opportunities and foster financial freedom for the underserved.”

About Elevate

Elevate (NYSE: ELVT) provides online credit solutions to consumers and banks in the United States who are not well-served by traditional bank products and who seek alternative options to payday loans, title loans, pawn, and storefront installment loans. Elevate, and the banks that rely on its marketing expertise and license its technology services, has originated $8.8 billion in non-prime credit to more than 2.5 million non-prime consumers and has saved its customers more than $7.9 billion versus the cost of payday loans. Its responsible, tech-enabled online credit solutions provide immediate relief to customers today and help them build a brighter financial future. The company is committed to rewarding borrowers’ good financial behavior with features like interest rates that can decrease over time, free financial training and free credit monitoring. Elevate’s suite of groundbreaking credit brands includes RISE, Elastic and Today Card. For more information, please visit http://www.elevate.com.

Contacts

Investor Relations:

Solebury Trout

Sloan Bohlen, 817-928-1646

investors@elevate.com

or

Media Inquiries:

Solebury Trout

James McCusker, 203-585-4750

jmccusker@soleburytrout.com

Source: Elevate Credit, Inc.